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                                                                    Exhibit 12.1

                             GIANT INDUSTRIES, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN THOUSANDS)


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
                                                                                                              THREE MONTHS
                                                        YEAR ENDED DECEMBER 31,                              ENDED MARCH 31,
                                         -----------------------------------------------------------   ---------------------------
                                           2001                                                          2002
                                         PRO FORMA    2001      2000      1999      1998        1997   PRO FORMA     2002     2001
                                         ---------    ----      ----      ----      ----        ----   ---------     ----     ----
Income before income taxes per
   income statement ...................   $27,508   $20,108   $11,337   $16,456   $ (3,726)   $25,100   $(14,638)   $  209   $1,547

Add:
   Portion of rents representative
     of the interest factor ...........     2,820     2,820     3,672     4,045      1,875      1,118        451       451      871
   Interest on indebtedness ...........    44,698    24,098    24,411    23,417     25,464     18,139     11,150     6,003    6,043
   Amortization of debt issue costs ...       705       705       721       763        808        609        208       208      199
                                          -------   -------   -------   -------   --------    -------   --------    ------   ------
Income as adjusted ....................   $75,731   $47,731   $40,141   $44,681   $ 24,421    $44,966   $ (2,829)   $6,871   $8,660
                                          =======   =======   =======   =======   ========    =======   ========    ======   ======

Fixed charges
   Interest on indebtedness (A) .......   $44,698   $24,098   $24,411   $23,417   $ 25,464    $18,139   $ 11,150    $6,003   $6,043
   Amortization of debt issue costs (B)       705       705       721       763        808        609        208       208      199
   Capitalized interest (C) ...........        --        --        62       183        373        332         --        --       --
   Rents:
     Total for Company ................     8,459     8,459    11,017    12,134      5,624      3,354      1,353     1,353    2,614
     Portion of rents representative
       of the interest factor (D) .....     2,820     2,820     3,672     4,045      1,875      1,118        451       451      871
                                          -------   -------   -------   -------   --------    -------   --------    ------   ------
Fixed charges
   (A) + (B) + (C) + (D) ..............   $48,223   $27,623   $28,866   $28,408   $ 28,520    $20,198   $ 11,809    $6,662   $7,113
                                          =======   =======   =======   =======   ========    =======   ========    ======   ======
Ratio of earnings to fixed charges ....      1.57x     1.73x     1.39x     1.57x      0.86x      2.23x                1.03x    1.22x
                                          =======   =======   =======   =======   ========    =======   ========    ======   ======

Deficiency of earnings to cover
         fixed charges ................                                           $  4,099              $ 14,638
                                                                                  ========              ========
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